UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
LODGENET ENTERTAINMENT CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation or Organization)	46-0371161 (I.R.S. Employer Identification No.)
3900 West Innovation Street, Sioux Falls, SD 57107
(Address of Principal Executive Offices)
Securities to be registered pursuant to Section 12(b) of the Act:

Name of Each Exchange
Title of Each Class	on which Each Class
to be so Registered	is to be Registered
Series A Participating Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: Not Applicable
Securities to be registered pursuant to Section 12(g) of the Act: None.

Part I
Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.

Part I
Item 1. Description of Registrant’s Securities to be Registered.
     On February 28, 2007, LodgeNet Entertainment Corporation (the “Company”) entered into an Amended and Restated Rights Agreement (the “Amended Rights Plan”) with Computershare Investor Services, LLC (“Computershare”), which amends the terms of the Rights Agreement dated as of March 5, 1997, between the Company and Computershare, as successor-in-interest to Harris Trust and Savings Bank (the “Existing Plan”) that would have expired on February 28, 2007. The Company hereby amends its Registration Statement on Form 8-A as originally filed with the Securities and Exchange Commission on March 7, 1997.
     The stockholders of the Company will be asked to vote at the Company’s upcoming Annual Meeting to approve the Amended Rights Plan. The Amended Rights Plan will expire and all rights will be terminated if the Amended Rights Plan is not ratified by the stockholders by February 28, 2008.
     Among other things, the Amended Rights Plan contains the following revisions to the Existing Plan:
(i)	The term has been extended to February 27, 2016.
(ii)	The threshold ownership requirement which triggers the exercisability of the rights has been increased to 20%.
(iii)	The Amended Rights Plan provides for a “TIDE Committee,” selected by and composed solely of independent directors of the Board, to review the Amended Rights Plan every three years, and to provide recommendations to the Board concerning the Rights Plan, including any modifications to the Amended Rights Plan, up to and including termination thereof.
(iv)	The Amended Rights Plan incorporates a provision which requires that any offer meeting specified criteria (a “Qualified Offer”) will be submitted to the Company’s stockholders for consideration in certain circumstances. Under the Amended Rights Plan a Qualified Offer must include the following criteria:
•	For all shares of the Company;
•	At the same price for all shares acquired and such price must be greater than the highest reported market price per share during the prior 2 years and represents a premium above the average closing prices for the previous five trading days;
•	Conditioned on tender of at least 90% of the shares;
•	Paid with at least 80% cash consideration, and any share consideration must be limited to publicly traded securities listed on the NASDAQ or NYSE;
•	Accompanied by a fairness opinion; and
•	Cannot be conditioned on financing or due diligence.

The Amended Rights Plan provides a shareholder redemption feature that provides that if the Board has not redeemed the rights not earlier than 60 business days nor later than 80 business days after a Qualifying Offer is commenced, the holders of record (or their duly authorized proxy) of 10% of the outstanding shares of the Company may call a special meeting to vote on redeeming the rights. At the special meeting, the holders of at least two-thirds of the outstanding shares of the Company entitled to vote must vote to redeem the rights in order to effectuate the shareholder redemption feature.
           In addition to the amended provisions described above, the Amended Rights Plan also contains certain other modifications to the Prior Plan. The foregoing description of the Amended Rights Plan does not purport to be complete and is qualified in its entirety by reference to the Amended Rights Plan, which was filed as Exhibit 4.1 to the Company’s Current Report 8-K filed on March 2, 2007, and is expressly incorporated herein by reference.
Item 2. Exhibits.
The following exhibits are incorporated herein by reference to the numbered exhibits filed as a part of the following filings of the Registrant.
4.1	Amended and Restated Rights Agreement, by and between LodgeNet Entertainment Corporation and Computershare Investor Services, LLC, dated February 28, 2007(1)
4.2	Summary of Rights(2)

(1) Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on March 2, 2007.

(2) Incorporated by reference to Exhibit B of Exhibit 4.1 to the Company’s Form 8-K filed on March 2, 2007.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 2, 2007	By:	/s/ James G. Naro
James G. Naro
Its: Senior Vice President, General Counsel, Secretary and Chief Compliance Officer